Exhibit (d)(3)

LIMITED GUARANTEE

This LIMITED GUARANTEE, dated as of July 24, 2016 (as may be amended, restated, supplemented or otherwise modified, this “Limited Guarantee”), by each of the parties listed on Exhibit A hereto (each, a “Guarantor” and collectively, the “Guarantors”), in favor of Outerwall Inc., a Delaware corporation (the “Guaranteed Party”). Reference is hereby made to the Agreement and Plan of Merger, dated as of the date hereof, by and among the Guaranteed Party, Redbox Automated Retail, LLC, a Delaware limited liability company and wholly-owned Subsidiary of the Guaranteed Party, Aspen Parent, Inc., a Delaware corporation (“Parent”), Aspen Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Outerwall Merger Sub”), and Redwood Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Redbox Merger Sub”) (as may be amended, restated, supplemented or otherwise modified, the “Merger Agreement”). Except as otherwise specified herein, capitalized terms used herein but not otherwise defined have the meanings given to them in the Merger Agreement.

1. Limited Guarantee.

(a) As an inducement to, and consideration for the Guaranteed Party entering into the Merger Agreement, each Guarantor hereby guarantees, severally and not jointly, to the Guaranteed Party, on the terms and subject to the conditions set forth herein, the due and punctual payment and performance of each of (but never more than any one of) a portion of Parent’s obligation following the valid termination of the Merger Agreement to pay to the Guaranteed Party (x) (i) the Parent Termination Fee, if, when, and as due, pursuant to Section 7.6(d) of the Merger Agreement (the “Reverse Termination Fee”), (ii) the amounts, if, when, and as due, pursuant to Section 7.6(h) of the Merger Agreement (subject in all circumstances to a maximum aggregate amount of $1,500,000, the “Enforcement Expenses”), and (iii) the amounts, if, when, and as due pursuant to Section 5.11 of the Merger Agreement (the “Financing Indemnity”) or (y) all amounts payable (and solely to the extent payable pursuant to a final and non-appealable order of a court of competent jurisdiction) as damages, if any, as a result of fraud by Parent, Outerwall Merger Sub or Redbox Merger Sub on or before the Closing under and in accordance with Section 7.5(b) of the Merger Agreement (subject in all circumstances to a maximum aggregate amount of $53,700,000, the “Damages Obligation”) (the Reverse Termination Fee, the Enforcement Expenses, the Financing Indemnity or the Damages Obligation, as applicable, the “Guaranteed Obligation”), in each case, on the terms and subject to the conditions set forth in, the Merger Agreement and this Limited Guarantee, in an amount equal to the percentage of the Maximum Aggregate Amount set forth opposite such Guarantor’s name on Exhibit A hereto with respect to either the Reverse Termination Fee (and, if applicable, the Enforcement Expenses and the Financing Indemnity) or the Damages Obligation, as applicable (such amount with respect to each Guarantor is such Guarantor’s “Maximum Guarantor Amount” and such percentage set forth opposite such Guarantor’s name on Exhibit A hereto with respect to either the Reverse Termination Fee (and, if applicable, the Enforcement Expenses and the Financing Indemnity) or the Damages Obligation, as applicable, such Guarantor’s “Pro Rata Percentage”); provided, that the maximum aggregate Liability of each Guarantor hereunder shall not exceed such Guarantor’s Maximum Guarantor Amount and the maximum aggregate Liability of the Guarantors hereunder shall not exceed $53,700,000 (such amount referred to herein as the “Maximum Aggregate Amount”). Notwithstanding anything herein to the contrary, the Guaranteed Party agrees and acknowledges, on behalf of itself and its Related Persons (as defined in Section 3(b) of this Limited Guarantee), that (A) this Limited Guarantee may not be enforced without giving full and absolute effect to the provisions of this Limited Guarantee limiting the Guarantors’ Liability to the Maximum Aggregate Amount and limiting each Guarantor’s Liability to such Guarantor’s Maximum Guarantor Amount and (B) the Guaranteed Party acknowledges and agrees that it will not, directly or indirectly, seek to enforce this Limited Guarantee in violation thereof. The Guaranteed Party hereby, on behalf of itself and its Related Persons, agrees and acknowledges that (1) the Guarantors shall in no event be required to pay to any Person or Persons in the aggregate more than the Maximum Aggregate Amount (and that no Guarantor shall be required to pay to any Person or Persons in the aggregate more than such Guarantor’s Maximum Guarantor Amount) under, in respect of, or in connection with, this Limited Guarantee, the Merger Agreement, the Equity Funding Letter (as defined below) or any other Transaction Document, or the transactions contemplated hereby or thereby (or the termination or abandonment thereof), and (2) no Guarantor shall have any Liability to any Person under this Limited Guarantee, the Merger Agreement, the Equity Funding Letter or any other Transaction Document, or the transactions contemplated hereby or thereby (or the termination or abandonment thereof), other than as expressly set forth herein and solely to the extent thereof. In addition, the Guaranteed Party hereby, on behalf of itself and its Related Persons, agrees and acknowledges that (a) no Guarantor shall be required to pay (y) more than such Guarantor’s Pro Rata Percentage of the Guaranteed Obligation or (z) any amounts required to be paid by any other Guarantor hereunder and (b) no demand by the Guaranteed Party shall be made, directly or indirectly, on any Guarantor unless demand is also made on each other Guarantor in accordance with their respective Pro Rata Percentages of the Guaranteed Obligation in accordance with the terms and conditions set forth herein. Notwithstanding anything to the contrary contained in this Limited Guarantee, the Merger Agreement, the Equity Funding Letter or any other Transaction Document or otherwise, the Guaranteed Party hereby agrees, on behalf of itself and its Related Persons, that to the extent Parent, Outerwall Merger Sub and Redbox Merger Sub are relieved of all or any portion of their payment or performance obligations under the Merger Agreement, by satisfaction or waiver thereof or pursuant to any other agreement with the Guaranteed Party, the Guarantors shall be similarly relieved, to such extent, of their obligations under this Limited Guarantee.

2. Terms of Limited Guarantee; Recovery Claim.

(a) This Limited Guarantee is a primary and original obligation of the Guarantors and is a guarantee of payment and performance (subject to this Limited Guarantee’s terms and conditions and the terms and conditions of the Merger Agreement) and not of collection, and the obligations of the Guarantors hereunder shall transfer, automatically and without any further action by the Guarantors, Parent, Outerwall Merger Sub or Redbox Merger Sub, to any assignee of Parent’s, Outerwall Merger Sub’s and Redbox Merger Sub’s obligations under the Merger Agreement. Subject in all respects to Section 1 of this Limited Guarantee, a separate Legal Action or Legal Actions may be brought and prosecuted against each Guarantor to enforce this Limited Guarantee up to an amount equal to such Guarantor’s Maximum Guarantor Amount. Notwithstanding anything herein to the contrary, the Guaranteed Party agrees and acknowledges, on behalf of itself and its Related Persons, that each Guarantor may assert, as a defense to, or release or discharge of, any payment or performance by such Guarantor hereunder, any claim, set-off, deduction, defense or release that Parent, Outerwall Merger Sub, Redbox Merger Sub or the Guarantors could assert against the Guaranteed Party under the terms of, or with respect to, the Merger Agreement, or otherwise with respect to the Guaranteed Obligation.

(b) The Guarantors agree and acknowledge that their respective obligations hereunder shall not be released or discharged in whole or in part, or otherwise affected by:

(i) any change in the corporate existence, structure or ownership of Parent, Outerwall Merger Sub, Redbox Merger Sub or any Guarantor or any insolvency, bankruptcy, reorganization, liquidation or other similar proceeding of Parent, Outerwall Merger Sub, Redbox Merger Sub, any Guarantor or any of their Related Persons or affecting any of their respective assets;

(ii) any change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, the Guaranteed Obligation, any Liability incurred directly or indirectly in respect thereof, or any amendment or waiver in accordance with the terms and conditions of the Merger Agreement or the documents entered into in connection therewith, in each case, made in accordance with the terms thereof;

(iii) the existence of any claim, set-off or other right that the Guarantors may have at any time against Parent, Outerwall Merger Sub, Redbox Merger Sub or any of their Related Persons, whether in connection with the Guaranteed Obligation or otherwise;

(iv) the right by statute or otherwise to require the Guaranteed Party to institute suit against Parent, Outerwall Merger Sub, Redbox Merger Sub or any of their Related Persons or to exhaust any rights and remedies which the Guaranteed Party has or may have against Parent, Outerwall Merger Sub, Redbox Merger Sub or any of their Related Persons; or

(v) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or any Guarantor.

Notwithstanding the foregoing or anything to the contrary in this Limited Guarantee, the Guarantors shall be immediately fully released and discharged hereunder without the need for any further action by any Person if the Guaranteed Obligation (which, for the avoidance of doubt, shall not exceed the Maximum Aggregate Amount) is paid in full by Parent or any other Person.

(c) The Guarantors hereby expressly waive any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantors waive promptness, diligence, notice of acceptance of this Limited Guarantee and of the Guaranteed Obligation, presentment, demand for payment, notice of nonperformance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligation and all other notices of any kind (except for notices to be provided to Parent pursuant to the Merger Agreement), all defenses which may be available by virtue of any stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshaling of assets of Parent or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (in each case, other than (i) fraud by the Guaranteed Party or any of its Related Persons, (ii) defenses to the payment of the Guaranteed Obligation that are available to Parent, Outerwall Merger Sub or Redbox Merger Sub under the Merger Agreement or any other Transaction Document, (iii) breach by the Guaranteed Party of this Limited Guarantee or (iv) payment of the Guaranteed Obligation).

3. Sole Remedy.

(a) The Guaranteed Party acknowledges and agrees, on behalf of itself and its Related Persons, that:

(i) notwithstanding anything that may be expressed or implied in this Limited Guarantee, the Merger Agreement, the Equity Funding Letter or any other Transaction Document, the Guarantors shall not have any Liability to any Person relating to, arising out of or in connection with, this Limited Guarantee, the Merger Agreement, the Equity Financing Commitment of the Guarantors, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified, the “Equity Funding Letter”) or any other Transaction Document or the transactions contemplated hereby or thereby (or the termination or abandonment thereof), other than as expressly set forth herein or therein, and that no Person other than the Guarantors shall have any Liability hereunder; and

(ii) notwithstanding that each Guarantor is a partnership, limited partnership or limited liability company, the Guaranteed Party has no and shall have no right of remedy, recourse or recovery (whether at Law or equity or in tort, contract or otherwise) against the Guarantors or any Guarantor’s Related Persons (or any Related Person of such Persons), and no personal Liability whatsoever shall attach to any Guarantor’s Related Persons (or any Related Person of such Persons) (including, without limitation, any Liabilities arising under, or in connection with, this Limited Guarantee, the Merger Agreement, the Equity Funding Letter or any other Transaction Document or the transactions contemplated hereby or thereby (or the termination or abandonment thereof) or otherwise, or in respect of any oral representations made or alleged to be made in connection therewith or herewith, including in the event Parent, Outerwall Merger Sub or Redbox Merger Sub breaches (whether willfully, intentionally, unintentionally or otherwise) its obligations under this Limited Guarantee, the Merger Agreement, the Equity Funding Letter or any other Transaction Document or otherwise, whether or not any such breach is caused by the Guarantors breach (whether willfully, intentionally, unintentionally or otherwise) of their obligations under this Limited Guarantee), in each case, whether by or through any Guarantor, Parent, Outerwall Merger Sub, Redbox Merger Sub or any other Person, whether by or through attempted piercing of the corporate, limited liability company or limited partnership veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, by or through a claim (whether at Law or equity or in tort, contract or otherwise) by or on behalf of Parent, Outerwall Merger Sub or Redbox Merger Sub against the Guarantors or any Related Person of any Guarantor (or any Related Person of such Persons), or otherwise, except for (and, in each case, solely to the extent of) (1) its rights against Parent, Oak Merger Sub and Redbox Merger Sub solely as and to the extent specified in, and on the terms and subject to the conditions of, the Merger Agreement and (2) its rights against the Guarantors solely as and to the extent specified in, and on the terms and subject to the conditions of, this Limited Guarantee, and in no event shall the Guaranteed Party or any of its Related Persons (or any Related Person of such Persons) seek any damages of any kind or any other recovery, judgment, or remedies of any kind (including multiple, consequential, indirect, special, statutory, exemplary or punitive damages) in excess of the Maximum Aggregate Amount against the Guarantors or any Related Person of any Guarantor (or any Related Person of such Persons) pursuant to the terms and subject to the conditions hereof (or, with respect to each Guarantor, more than the lesser of (x) such Guarantor’s Maximum Guarantor Amount, if any and (y) such Guarantor’s Pro Rata Percentage of the Maximum Aggregate Amount).

(b) The recourse against the Guarantors under this Limited Guarantee shall be the sole and exclusive remedy (whether at Law, in equity, in contract, in tort or otherwise) of the Guaranteed Party and all of its Related Persons against the Guarantors and any Guarantor’s Related Persons (and any Related Person of such Related Persons), and none of the Guarantors nor any Guarantor’s Related Persons (nor any Related Person of such Persons) will have any Liability to any Person, in each case, in respect of any breaches, losses, damages or Liabilities arising under, or in connection with, this Limited Guarantee, the Merger Agreement, the Equity Funding Letter or any other Transaction Document or the transactions contemplated hereby or thereby (or the termination or abandonment thereof), including in respect of any oral representations made or alleged to be made in connection herewith or therewith. The Guaranteed Party hereby unconditionally and irrevocably covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Related Persons (and any Related Person of such Persons) not to institute, directly or indirectly, any proceeding or bring any other claim (whether at Law, in equity, in contract, in tort or otherwise) arising under, or in connection with, this Limited Guarantee, the Merger Agreement, the Equity Funding Letter or any other Transaction Document or the transactions contemplated hereby or thereby (or the termination or abandonment thereof) or otherwise, or in respect of any oral representations made or alleged to be made in connection herewith or therewith, against any Guarantor or any Guarantor Related Person (or any Related Person of such Persons), except for (x) claims of the Guaranteed Party against the Guarantors solely as and to the extent specified in, and on the terms and subject to the conditions of, this Limited Guarantee and (y) claims of the Guaranteed Party against Parent, Oak Merger Sub and Redbox Merger Sub solely as and to the extent specified in, and on the terms and subject to the conditions of, the Merger Agreement. As used in this Limited Guarantee, the term “Related Person” shall mean, with respect to any Person, any former, current or future direct or indirect equity holder, controlling Person, general or limited partner, officer, director, employee, investment professional, manager, equity holder, member, agent, Affiliate, assignee, Representative or financing source of any of the foregoing; provided, that the definition of “Related Person” shall exclude each Guarantor in respect of its express obligations hereunder and Parent, Outerwall Merger Sub and Redbox Merger Sub in respect of their respective express obligations under the Merger Agreement.

(c) The Guaranteed Party further unconditionally and irrevocably covenants and agrees that, notwithstanding anything contained herein or otherwise, the Guaranteed Party has no right to recover, and shall not recover, and the Guaranteed Party shall not institute, directly or indirectly, and shall cause its Related Persons (and any Related Person of such Persons) not to institute, directly or indirectly, any proceeding or bring any other claim in the name of or on behalf of the Guaranteed Party to recover more than the Maximum Aggregate Amount in respect of any breaches, losses, damages or Liabilities arising under, or in connection with, this Limited Guarantee, the Merger Agreement, the Equity Funding Letter or any other Transaction Document or the transactions contemplated hereby or thereby (or the termination or abandonment thereof), and the Guaranteed Party shall promptly return all monies paid to it or its Related Persons in excess of the Maximum Aggregate Amount or applicable Maximum Guarantor Amount to the applicable Guarantor or Guarantors.

(d) Nothing set forth in this Limited Guarantee shall confer or give to any Person other than the Guaranteed Party any rights, remedies or recourse against any Person, including the Guarantors and their Related Persons (and any Related Person of such Persons), except as expressly set forth herein. The Guaranteed Party acknowledges and agrees, on behalf of itself and its Related Persons, that each Guarantor is agreeing to enter into this Limited Guarantee in reliance on the provisions set forth in this Section 3. This Section 3 shall survive the termination of this Limited Guarantee.

4. Representations and Warranties. Each Guarantor, severally and not jointly, and not jointly and severally, hereby represents and warrants with respect to itself that:

(a) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action by such Guarantor, and this Limited Guarantee has been duly executed and delivered by such Guarantor;

(b) this Limited Guarantee constitutes a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting creditors’ rights generally, or, by general principles of equity); and

(c) such Guarantor has unfunded capital commitments in an amount not less than such Guarantor’s Maximum Guarantor Amount or has such other financial means at its disposal to enable such Guarantor to pay such Guarantor’s Maximum Guarantor Amount when due pursuant to the terms and subject to the conditions of this Limited Guarantee.

5. Termination. This Limited Guarantee shall terminate and be of no further force and effect and the Guarantors shall have no further Liability under this Limited Guarantee, the Merger Agreement, the Equity Funding Letter or any other Transaction Document or in respect of the transactions contemplated hereby or thereby (or the termination or abandonment thereof), as of the earliest to occur of: (i) the Closing; (ii) the payment in full of the Guaranteed Obligation (which, for the avoidance of doubt, shall not exceed the Maximum Aggregate Amount); (iii) the termination of the Merger Agreement in accordance with its terms in any circumstances other than pursuant to which Parent would be required pursuant to the terms and subject to the conditions of the Merger Agreement to make any payment of any Guaranteed Obligation; (iv) the date that is ninety (90) days after the termination of the Merger Agreement if the Merger Agreement is terminated in any of the circumstances pursuant to which Parent would be required pursuant to the terms and subject to the conditions of the Merger Agreement to make a payment of the Guaranteed Obligation described in Section 1(a) unless (A) by such date the

Guaranteed Party shall have made a claim in writing with respect to any Guaranteed Obligation during such ninety (90)-day period and (B) the Guaranteed Party shall have commenced a Legal Action during such ninety (90)-day period in accordance with Section 15 against the Guarantors alleging that Parent is liable for such Guaranteed Obligation, in which case, this Limited Guarantee shall survive solely with respect to amounts claimed or alleged to be so owing; provided, that with respect to this clause (iv), the Guarantors shall not have any further Liability under this Limited Guarantee from and after the earlier of (x) the entry of a final, non-appealable Order of a court of competent jurisdiction and (y) the execution and delivery of a written agreement between the Guarantors, on the one hand, and the Guaranteed Party, on the other hand, and, in either case, the payment by the Guarantors to the Guaranteed Party of all amounts payable by the Guarantors pursuant to such Order or agreement; and (v) the termination of this Limited Guarantee by mutual written agreement of the Guarantors and the Guaranteed Party. Upon any termination of this Limited Guarantee, no Person shall have any rights or claims (whether at Law, in equity, in contract, in tort or otherwise) against Parent, Outerwall Merger Sub, Redbox Merger Sub, the Guarantors or their respective Related Persons (and any Related Person of such Persons) under this Limited Guarantee, the Merger Agreement, the Equity Funding Letter or any other Transaction Document or in connection with, the transactions contemplated hereby or thereby (or the termination or abandonment thereof), or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at Law or equity, in contract, in tort or otherwise, and none of Parent, Outerwall Merger Sub, Redbox Merger Sub, the Guarantors or their respective Related Persons (or any Related Person of such Persons) shall have any further Liability relating to or arising from this Limited Guarantee, the Merger Agreement, the Equity Funding Letter or any other Transaction Document or the transactions contemplated hereby or thereby (or the termination or abandonment thereof), or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at Law or equity, in contract, in tort or otherwise except that Section 3, this Section 5, Section 6, Section 7 and Section 9 through and including Section 16 will survive termination of this Limited Guarantee in accordance with their respective terms and conditions. In the event that the Guaranteed Party or any Related Person of the Guaranteed Party, or any other Person who is acting at the direction of or with the knowledge of the Guaranteed Party, asserts, directly or indirectly, in any litigation or any other proceeding (whether at Law, in equity, in contract, in tort or otherwise) (a) that the provisions of Section 1 hereof limiting the Guarantors’ aggregate Liability to the Maximum Aggregate Amount (or, with respect to each Guarantor, the lesser of (x) such Guarantor’s Maximum Guarantor Amount, if any and (y) such Guarantor’s Pro Rata Percentage of the Maximum Aggregate Amount) or the provisions of Section 3 hereof or the provisions of this Section 5 are illegal, invalid or unenforceable, in whole or in part or (b) any theory of Liability against any Guarantor or any of its Related Persons (or any Related Person of such Persons) with respect to the transactions contemplated by this Limited Guarantee, the Merger Agreement, the Equity Funding Letter or any other Transaction Document or any of the transactions contemplated hereby or thereby (or the termination or abandonment thereof) (including, in each case, in respect of any oral representations made or alleged to be made in connection herewith or therewith) other than, solely with respect to this clause (b), any claim (1) by the Guaranteed Party against the Guarantors in respect of such Guarantor’s obligation to fund its portion of any Guaranteed Obligation up to its Maximum Guarantor Amount solely as and to the extent specified in, and on the terms and subject to the conditions of, this Limited Guarantee or (2) by the Guaranteed Party against Parent, Oak Merger Sub or Redbox Merger Sub solely as and to the extent specified in, and on the terms and subject to the conditions of, the Merger Agreement, then (x) the obligations of the Guarantors under this Limited Guarantee shall immediately terminate without the need for any further action by any Person and shall thereupon be null and void ab initio and of no further force and effect, (y) if any Guarantor has previously made any payments under this Limited Guarantee, such Guarantor shall be entitled to recover such payments from the Guaranteed Party and (z) none of Parent, Outerwall Merger Sub, Redbox Merger Sub, the Guarantors nor any of their respective Related Persons (nor any Related Person of such Persons) shall have any Liability to the Guaranteed Party or any of its Related Persons (or any Related Person of such Persons) with respect to the transactions contemplated by the Merger Agreement, the Equity Funding Letter, this Limited Guarantee or any other Transaction Document (including in respect of any oral representations made or alleged to be made in connection therewith), or the termination or abandonment thereof.

6. Entire Agreement. This Limited Guarantee, together with the Merger Agreement and Equity Funding Letter, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede and cancel any and all prior or contemporaneous discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, express or implied, among Parent, Outerwall Merger Sub, Redbox Merger Sub and the Guarantors or any of their Related Persons (or any Related Person of such Persons), on the one hand, and the Guaranteed Party or any of its Related Persons (or any Related Person of such Persons), on the other hand regarding the subject matter hereof. Except as expressly provided in this Limited Guarantee, no representation or warranty has been made or relied upon by any of the parties to this Limited Guarantee with respect to this Limited Guarantee.

7. Amendments and Waivers. No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by each of the Guarantors and the Guaranteed Party or, in the case of a waiver, by the party or each of the parties against whom the waiver is to be effective (with any waiver of any Guarantor being applicable to all Guarantors). No waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Limited Guarantee will operate as a waiver thereof.

8. Payments. All payments to be made hereunder by each Guarantor shall be made in lawful money of the United States of America at the time of payment, shall be made in immediately available funds.

9. Counterparts; Notices.

(a) This Limited Guarantee agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts (and may be delivered by facsimile transmission or via email as a portable document format), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

(b) Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery or by facsimile or email transmission with confirmation of receipt, as follows:

(i) by hand (in which case, it will be effective upon delivery);

(ii) by facsimile or email transmission (in each case, if no “system” error or other notice of non-delivery is generated);

(iii) by registered or certified mail, postage prepaid, return receipt requested (in which case, it will be effective upon three (3) Business Days after being so mailed); or

(iv) by overnight delivery by a nationally recognized courier service with proof of service (in which case, it will be effective on the next Business Day after being deposited with such courier service);

in each case, to the address, facsimile number or email address listed below (or to such other address, facsimile number or email address as a party may designate by notice to the other parties; provided, however, that such notification shall only be effective on the date specified in such notice of two (2) Business Days after the notice is given, whichever is later):

If to any Guarantor, to:

c/o Apollo Global Management

9 West 57th Street, 43rd Floor

New York, NY 10019

Telephone No.: (212) 515-3200

Facsimile No.: (646) 417-6429

Email: sambur@apollolp.com

            jsuydam@apollolp.com

Attention: David Sambur, Partner

                 John Suydam, Chief Legal Officer

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Telephone No.: (212) 373-3000

Facsimile No.: (212) 757-3990

Email: tzeitzer@paulweiss.com

Attention: Taurie M. Zeitzer, Esq.

If to the Guaranteed Party, to:

1800 114th Avenue SE

Bellevue, WA 98004

Attention: Don Rench, General Counsel

Facsimile: (425) 943-8090

Email: Don.Rench@outerwall.com

with a copy to:

Perkins Coie LLP

1201 Third Avenue

Suite 4900

Seattle, WA 98101-3099

Attention: Lance Bass and Jens Fischer

Facsimile: (206) 359-9000

Email: lbass@perkinscoie.com, jfischer@perkinscoie.com

and

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Matthew M. Guest

Facsimile: (212) 403-2341

Email: mguest@wlrk.com

Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

10. No Assignment. This Limited Guarantee and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Limited Guarantee nor any of the rights, interests or obligations hereunder may be assigned or delegated by either the Guarantors or the Guaranteed Party to any other Person without the prior written consent of the Guaranteed Party (in the case of an assignment by any Guarantor) or all of the Guarantors (in the case of an assignment by the Guaranteed Party) and any purported assignment without such consent shall be null and void and of no force and effect, except that if a portion of any Guarantor’s commitment under the Equity Funding Letter is assigned in accordance with the terms thereof, then a corresponding portion of the Guaranteed Obligation hereunder may be assigned to the same assignee; provided that any such assignment will not relieve such Guarantor of its obligations under this Limited Guarantee.

11. No Third Party Beneficiaries. This Limited Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, except that each Related Person of any Guarantor (and any Related Person of such Persons) shall be considered a third party beneficiary of the provisions of Section 3, Section 5, Section 15 and Section 16 hereof.

12. Interpretation. The headings and titles contained in this Limited Guarantee are for convenience purposes only and will not in any way affect the meaning or interpretation hereof. The parties have participated jointly in negotiating and drafting this Limited Guarantee. If an ambiguity or a question of intent or interpretation arises, this Limited Guarantee shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Limited Guarantee.

13. Confidentiality. This Limited Guarantee is being provided to the Guaranteed Party solely in connection with the Merger Agreement and the transactions contemplated thereby. The Guaranteed Party shall keep strictly confidential this Limited Guarantee and all information obtained by it with respect to the Guarantors in connection with this Limited Guarantee, and will use such information solely in connection with the transactions contemplated hereby and otherwise consistent with the subsequent sentence. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of each of the Guarantors; provided, that (x) the Guaranteed Party may disclose this Limited Guarantee to its legal counsel and financial advisors, in each case, on a need to know and highly confidential basis; provided, that the Guaranteed Party shall be responsible for any breaches of confidentiality and non-disclosure by its legal counsel and financial advisors, and (y) if required by applicable Law or by any court Order or by a recognized stock exchange, governmental department or agency or other supervisory or regulated body or in connection with any SEC filings relating to the Transactions; provided, that prior to any such disclosure pursuant to clause (y), the Guaranteed Party shall use commercially reasonable efforts to give prior written notice of such disclosure to the Guarantors and shall use its reasonable best efforts to limit any disclosure.

14. Severability. Any term or provision of this Limited Guarantee that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving full and absolute effect to the limitation of the amount payable by the Guarantors hereunder to the Maximum Aggregate Amount and by each Guarantor to its Maximum Guarantor Amount and its Pro Rata Percentage limitations provided in Section 1 hereof and to the provisions of Section 3 hereof.

15. Governing Law; Forum. All issues and questions concerning the construction, validity, interpretation and enforceability of this Limited Guarantee shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any Legal Action with respect to this Limited Guarantee and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Limited Guarantee and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, or, only if such court declines to accept jurisdiction over a particular matter, then in the United States District Court for the District of Delaware, or if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then in any Delaware state court sitting in New Castle County, and, in each case, appellate courts therefrom. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this Limited Guarantee or any of the transactions contemplated by this Limited Guarantee in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Legal Action with respect to this Limited Guarantee, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (x) the Legal Action in such court is brought in an inconvenient forum, (y) the venue of such Legal Action is improper (unless such Legal Action is not brought in accordance with this Section 15) or (z) this Limited Guarantee, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, each party to this Limited Guarantee hereby irrevocably and unconditionally agrees that it will not bring or support any litigation against any Lender Related Party under the Debt Financing in any way relating to this Limited Guarantee or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the borough of Manhattan of the City of New York, whether a state or federal court, and that the provisions of Section 16 relating to the waiver of jury trial shall apply to any such Legal Action.

16. Waiver of Trial by Jury. THE PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY LEGAL ACTION UNDER THIS LIMITED GUARANTEE OR ANY LEGAL ACTION ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH LEGAL ACTION.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Limited Guarantee as of the date first set forth above.

GUARANTORS:

APOLLO INVESTMENT FUND VIII, L.P.
By: Apollo Advisors VIII, L.P., its general partner
By: Apollo Capital Management, LLC, its general partner

By:	/s/ Laurie D. Medley

Name:	Laurie D. Medley
Title:	Vice President

APOLLO OVERSEAS PARTNERS (DELAWARE 892) VIII, L.P.
By: Apollo Advisors VIII, L.P., its general partner
By: Apollo Capital Management, LLC, its general partner

By:	/s/ Laurie D. Medley

Name:	Laurie D. Medley
Title:	Vice President

APOLLO OVERSEAS PARTNERS (DELAWARE) VIII, L.P.
By: Apollo Advisors VIII, L.P., its general partner
By: Apollo Capital Management, LLC, its general partner

By:	/s/ Laurie D. Medley

Name:	Laurie D. Medley
Title:	Vice President

APOLLO OVERSEAS PARTNERS VIII, L.P.
By: Apollo Advisors VIII, L.P., its managing general partner
By: Apollo Capital Management, LLC, its general partner

By:	/s/ Laurie D. Medley

Name:	Laurie D. Medley
Title:	Vice President

[Signature Page to Limited Guarantee]

GUARANTEED PARTY:

OUTERWALL INC.

By:	/s/ Erik E. Prusch

Name:	Erik E. Prusch
Title:	Chief Executive Officer

[Signature Page to Limited Guarantee]

Exhibit A

Guarantor	Maximum Guarantor Amount with Respect to the Damages Obligation	Maximum Guarantor Amount with Respect to the Reverse Termination Fee (and, if applicable, the Enforcement Expenses and the Financing Indemnity)	Pro Rata Percentage
Apollo Investment Fund VIII, L.P.	$25,738,732.20	$25,738,732.20	47.9306%
Apollo Overseas Partners (Delaware 892) VIII, L.P.	$16,134,863.10	$16,134,863.10	30.0463%
Apollo Overseas Partners (Delaware) VIII, L.P.	$3,942,331.80	$3,942,331.80	7.3414%
Apollo Overseas Partners VIII, L.P.	$7,884,074.90	$7,884,074.90	14.6817%
Total	$53,700,000	$53,700,000	100%